Exhibit 10.18

ZipRealty Inc.

CHARLES BAKER EMPLOYMENT AGREEMENT

This Agreement is entered into this 18th day of November, 2008 by and between ZipRealty Inc. (the “Company”), and Charles C. Baker (“Executive”).

1. Duties and Scope of Employment.

(a) Title. Effective December 1, 2008 (the “Effective Date”), Executive shall serve in the position of Executive Vice President and Chief Financial Officer (“CFO”) of the Company and in such position shall report to the Company’s Chief Executive Officer (the “CEO”).

(b) Position and Duties. As CFO, Executive shall perform the duties, responsibilities and authority customarily associated with such position as the Company’s senior financial officer, including responsibility for the overall management of the Company’s financial matters and capital strategy. Executive agrees to the best of his ability and experience that he will loyally and conscientiously perform all of his duties and obligations to the Company. During Executive’s employment, Executive further agrees that he (i) will devote substantially all of his business time and attention to the business of the Company; (ii) will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the CEO, which (subject to the Company’s Corporate Governance Guidelines as referred to below) will not be unreasonably withheld; and (iii) will not directly or indirectly engage or participate in any business or activity that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from: (A) serving on advisory boards or boards of charitable organizations, so long as such service does not unduly interfere with the performance of Executive’s duties to the Company; or (B) serving on the board of directors of a private company of which Executive is currently a member and has disclosed to the Company; or (C) serving on the board of directors of The Knot, Incorporated. Note however that the Company’s Corporate Governance Guidelines provide that no officer of the Company will accept or seriously discuss joining the board of any public or private for-profit company without first seeking the permission of the Corporate Governance and Nominating Committee of the Company. While Executive is an executive officer and director of the Company, the Company will assist Executive in satisfying his reporting obligations under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice subject to the provisions set forth herein. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Term a base salary (the “Base Salary”) at an annual rate of not less than $300,000. The Base Salary shall be paid in accordance with the Company’s regular payroll practices. The Company shall review the Base Salary on at least an annual basis and make such increases therein as the CEO may approve.

(b) Bonus Eligibility. During the Employment Term, Executive shall be eligible to participate in the Management Incentive Plan(s), or such other bonus programs as established by the Company and Board of Directors (“Board”) from time to time, but Executive acknowledges that he shall not be eligible to participate in any such plans including the Management Incentive Plan for fiscal year 2008. For the fiscal year 2009, Executive shall be eligible to receive a total annual cash incentive bonus equal to 60% of his base salary if Company achieves “Target” to be defined in Company’s 2009 Management Incentive Plan(s), a total annual cash incentive bonus equal to 80% of his base salary if Company achieves an “Above Target Goal” to be defined in Company’s 2009 Management Incentive Plan(s) or a total annual cash incentive bonus equal to 40% of his base salary if Company achieves “Minimum Target” to be defined in Company’s 2009 Management Incentive Plan(s). Executive understands and agrees that the incentive amounts set forth herein shall be paid pursuant to, and not in addition to the Company’s 2009 Management Incentive Plan(s), which the Company has not yet finalized. Further Executive agrees that the incentive amounts set forth herein shall be total annual incentive amounts for the fiscal year 2009 including in the event that Company implements multiple Management Incentive Plans for portions of the fiscal year 2009. During the fiscal year 2010 and for the balance of the Employment Term, the Company will implement a bonus incentive plan(s), pursuant to which Executive will have the opportunity to earn a substantial percentage of his base salary in the form of performance-based annual cash incentive bonus payments.

4. Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in Company-sponsored employee benefit plans (including but not limited to health insurance, disability insurance, life insurance, 401(k) and/or other retirement program(s)) offered to other similarly-situated Company executives, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Equity Awards.

(a) Stock Option Award. The Company will recommend to the Compensation Committee at the first regularly scheduled Compensation Committee meeting following Executive’s commencement of employment that Executive be granted a stock option entitling Executive to purchase 325,000 shares of Common Stock of the Company at the then current fair market value as determined by the Compensation Committee at that meeting (the “Option”). Subject to the provisions of paragraph 6 hereof, the Option shares will vest and become exercisable at the rate of 25% of the total number of Option shares vesting on the first anniversary of the grant date and the remaining 75% vesting monthly for the subsequent three year period. Vesting will be dependant on

Executive’s continued and continuous service relationship with the Company. The Option will be subject to the terms of the Stock Option Agreement between Executive and the Company.

(b) Restricted Share Grant. The Company will recommend to the Compensation Committee at the first Compensation Committee meeting following Executive’s commencement of employment that Executive be granted 25,000 shares of the Company’s Restricted Stock (“Restricted Shares”). The Restricted Shares will be subject to vesting and such shares subject to forfeiture in the event of Executive’s termination of employment or continued service prior to June 4, 2009. Such forfeiture rights shall lapse at the rate of 6250 shares beginning on June 4, 2009 and continuing every six months thereafter for a period of 24 months. Subject to the provisions of paragraph 6 hereof, vesting will be dependant on Executive’s continued and continuous service relationship with the Company. The Restricted Shares will be subject to the terms of a Restricted Stock Award Agreement between Executive and the Company.

(c) Subsequent Equity Awards. Subject to the discretion of the Company’s Board of Directors and the Compensation Committee, Executive may be eligible to receive additional grants of stock options or other equity awards from time to time in the future, on such terms and conditions as the CEO or Board shall determine as of the date of any such award.

6. Change of Control. Executive shall be subject to the ZipRealty Inc. Change of Control Agreement (“Change of Control Agreement”) except as set forth in this section. In the event of a Termination Following A Change Of Control (as defined in the Change of Control Agreement) that occurs within the first twelve months of Executive’s employment with the Company, then twenty-five percent (25%) of all unvested Stock Rights (as that term is defined in the Change of Control Agreement) as of such date shall become fully vested on the date of such termination, with the balance of all unvested Stock Rights vesting as set forth in the Change of Control Agreement. In the event of a Termination Following A Change Of Control (as defined in the Change of Control Agreement) that occurs on a date after Executive has been employed by Company for twelve consecutive calendar months, Executive shall be eligible for vesting as set forth in the Change of Control Agreement.

7. Temporary Housing Reimbursement. Upon submission of valid documentation, Executive shall be eligible for reimbursement of up to $2000 per month for reasonable expenses for temporary housing or lodging, as approved by the Company in its sole discretion, not to be unreasonably withheld, for a period of seven consecutive calendar months after execution of this Agreement by Executive and Company.

8. Temporary Personal Travel Reimbursement. Upon submission of valid documentation, Executive shall be eligible for reimbursement for reasonable expenses for travel between Northern California and Connecticut, as approved by the Company in its sole discretion, not to be unreasonably withheld, for a period of 90 consecutive days after execution of this Agreement by Executive and Company.

9. Relocation Reimbursement. Upon submission of valid documentation, Executive shall be eligible for reimbursement of up to $86,000 for reasonable expenses for relocation to the San Francisco Bay Area, as approved by the Company in its sole discretion, not to be unreasonably withheld. Executive understands that he shall not be eligible to receive reimbursement pursuant to this paragraph if he does not relocate to the San Francisco Bay Area. In the event that Executive voluntarily resigns from Company before one full year of employment (the “Initial Employment Year”), Executive agrees to repay Company a prorated percentage of any reimbursement paid to him pursuant to this section equal to the remaining percentage of the Initial Employment Year.

10. Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

11. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in paragraph 6 of this Agreement, subject to the terms and conditions therein.

12. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive: Charles C. Baker, at the Company while Executive remains an employee of the Company, with a copy the last known residential address on record for Executive

If to the Company:	Zip Realty Inc.

2000 Powell St., Suite 300

Emeryville, CA

94608

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

14. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the “Company”, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under State or Federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.

Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of injunctive relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) Administrative relief. Executive understands that this agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the department of fair employment and housing, the equal employment opportunity commission or the workers’ compensation board. This agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that he/she has been provided an opportunity to seek the advice of an attorney before signing this agreement.

17. Integration. This Agreement, together with the 2009 Management Incentive Plan, the Executive’s Stock Option Agreement, Executive’s Restricted Stock Award Agreement and the Zip Realty Employee Proprietary Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company.

18. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California. Executive hereby consents to the exclusive personal jurisdiction and venue of the courts of the federal and state courts in the State of California.

20. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

21. Tax Withholding. All payments, including reimbursements, made pursuant to this Agreement will be subject to withholding of applicable taxes as required by law.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ZipRealty Inc.

By: /s/ J. Patrick Lashinsky	Date: November 18, 2008

Title: CEO and President

EXECUTIVE:

/s/ Charles C. Baker	Date: November 18, 2008

Charles C. Baker